EXHIBIT 5.2
[    •    ], 2007
Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
Ladies and Gentlemen:
     I have acted as counsel for Merrill Lynch & Co., Inc., a Delaware corporation (the “Corporation”) in connection with the registration on Form S-4 (the “Registration Statement”) of 12,000,000 shares (the “ Common Shares”) of Common Stock, par value $1.33 1/3 per share together with the rights attached thereto (the “Rights”), and 115,000 shares of Preferred Stock, par value $1.00 per share, which are to be issued in connection with the merger of First Republic Bank, a Nevada banking corporation (“First Republic”), and Merrill Lynch Bank & Trust Co., FSB, a federally chartered savings bank (“ML Bank”) pursuant to the Agreement and Plan of Merger, dated as of January 29, 2007, among the Corporation, First Republic and ML Bank.
     I have examined and am familiar with the Company’s Amended and Restated Rights Agreement Dated as of December 2, 1997 and the corporate proceedings relating to the Rights Agreement.
     Subject to the foregoing, and having satisfied myself as to such other matters of law and fact as I consider relevant for the purposes of this opinion, it is my opinion that, upon issuance and delivery of the Common Shares in accordance with the Merger Agreement and the Registration Statement, the Rights associated with such Common Shares will have been duly authorized by all necessary corporate action on the part of the Company and the associated Rights will be validly issued.
     I am admitted to practice law in the State of New York and the foregoing opinion is limited to the valid issuance of the Rights under the Federal laws of the United States and the laws of the State of Delaware. It should be understood that this opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights. I express no opinion herein as to any other laws, statutes or regulations.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use my name under the heading “Validity of Common and Preferred Stock” in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Richard B. Alsop
Senior Vice President
Corporate Law